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Exhibit 5.1

        FULBRIGHT & JAWORSKI L.L.P
A Registered Limited Liability Partnership
 666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com

TELEPHONE:	(212) 318-3000	FACSIMILE:	(212) 318-3400

October 12, 2004

U.S. Shipping Partners L.P.
399 Thornall Street, 8th Floor
Edison, New Jersey 08837

Ladies and Gentlemen:

        We have acted as counsel to U.S. Shipping Partners L.P., a Delaware limited partnership (the "Partnership") in connection with the Registration Statement on Form S-1, Registration No. 333-118141 (the "Registration Statement"), filed by the Partnership, under the Securities Act of 1933, as amended (the "Securities Act"), relating to the public offering of an aggregate of up to 6,998,843 common units, each representing a limited partner interest in the Partnership (the "Common Units") (including up to 898,843 Common Units which may be purchased by the underwriters if the underwriters exercise the option granted to them by the Partnership to cover over-allotments, if any).

        In rendering the following opinion, we have examined the Delaware Revised Uniform Limited Partnership Act (the "Act"), partnership records and documents, certificates of public officials and officers or representatives of the Partnership, and other instruments and documents as we deemed necessary or advisable for purposes of this opinion. In making our examination, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials.

        We assume that appropriate action will be taken, prior to the offer and sale of the Common Units, to register and qualify such units for sale under applicable state and securities or "blue sky" laws.

        Based on the foregoing and on such legal considerations as we deem relevant, we advise you that in our opinion the Common Units being sold pursuant to the Registration Statement have been duly and validly authorized and, when issued and sold in the manner contemplated by the underwriting agreement, a form of which will be filed as an exhibit to the Registration Statement (the "Underwriting Agreement") and the documents contemplated thereby, and upon receipt by the Partnership of payment therefor as provided in the Underwriting Agreement, will be legally issued, fully paid and non-assessable, except as such non-assessability may be affected by Sections 17-303 and 17-607 of the Act.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Validity of the Common Units" in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P. FULBRIGHT & JAWORSKI L.L.P.

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  Exhibit 5.1